EXHIBIT 3.1

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                      ARTICLES OF AMENDMENT
                              TO THE
                    ARTICLES OF INCORPORATION
                                OF
                    ENSERCH EXPLORATION, INC.

     Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation, as heretofore amended and supplemented (the "Articles of Incorporation"):

                           ARTICLE ONE

     The name of the corporation is Enserch Exploration, Inc.

                           ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on December 19, 1997 to change the name of the corporation from Enserch Exploration, Inc. to EEX Corporation.
The amendment amends Article One of the Articles of Incorporation to read in its entirety as follows:

                           "ARTICLE ONE

     The name of the corporation (the "Company") is EEX Corporation."

                          ARTICLE THREE

     The number of shares of common stock, par value $.01 per share (the "Common Stock"), of the corporation outstanding at the time of such adoption and entitled to vote thereon was 126,919,427. No other class or series of shares was outstanding and entitled to vote on the amendment as a class or otherwise.

                           ARTICLE FOUR

     The number of shares of Common Stock voted for such amendment was 110,208,997; and the number of shares of Common Stock voted against such amendment was 2,778,998.

     Dated December 19, 1997

                                        ENSERCH EXPLORATION, INC




                                        By:  /s/ Janice Hartrick
                                           ---------------------------
                                             Its Senior Vice President